Exhibit 3.2

DECLARATION OF TRUST OF

FBRED-C FEEDER REIT TRUST

ARTICLE I

FORMATION

FBRED-C Feeder REIT Trust (the “Trust”) is a statutory trust pursuant to the Maryland Statutory Trust Act. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended.

ARTICLE II

NAME

The name of the statutory trust is FBRED-C Feeder REIT Trust.

ARTICLE III

PURPOSE

The purpose of the Trust is to engage in any lawful act or activity for which a statutory trust may be organized under the Maryland Statutory Trust Act as now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Trust in the state of Maryland is One Madison Avenue, Suite 1600, New York, New York 10010. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees of the Trust may from time to time determine. The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose address is 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The resident agent is a Maryland corporation.

ARTICLE V

BOARD OF TRUSTEES

The management of the business and the conduct of the affairs of the Trust shall be vested in its board of trustees (the “Board of Trustees”). The number of trustees initially shall be one (1), which number may thereafter be increased or decreased by the trustees then in office from time to time; however, the total number of trustees shall be not less than one (1) and not more than fifteen (15). The trustees shall be elected every year at an annual meeting of shareholders. The name of the trustee who shall serve until the first meeting and until his successor is duly elected and qualifies is Micah Goodman.

ARTICLE VI

SHARES

The total number of common shares of beneficial interest of all classes which the Trust shall have authority to issue is 100,000 common shares of beneficial interest, $0.001 par value per share, and having an aggregate par value of $100. The Board of Trustees, with the approval of a majority of the entire Board of Trustees and without any action by the shareholders of the Trust, may amend the declaration of trust of the Trust from time to time to increase or decrease the aggregate number of common shares or the number of shares of any class or series that the Trust has the authority to issue.

The Board of Trustees may authorize the issuance from time to time of shares of any class, whether now or hereafter authorized, or securities or rights convertible into shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a share split or share dividend), subject to such restrictions or limitations, if any, as may be set forth in the declaration of trust or bylaws of the Trust.

ARTICLE VII

LIABILITY OF TRUSTEES AND OFFICERS

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers, no trustee or officer of the Trust shall be liable to the Trust or its shareholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the declaration of trust or bylaws of the Trust inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VIII

INDEMNIFICATION

The Trust shall indemnify, to the fullest extent permitted by the laws of the State of Maryland, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former trustee or officer of the Trust or (ii) any individual who, while a trustee or officer of the Trust and at the request of the Trust, serves or has served as a trustee, officer, partner, member, manager or director of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise who, by reason of such position, was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative. The Trust shall provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (i) or (ii) above and to any employee or agent of the Trust or a predecessor of the Trust.

The indemnification provided herein shall not be deemed to limit the right of the Trust to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Trust may be entitled under any agreement, vote of shareholders or disinterested trustees, or otherwise, both as to action in such persons official capacity and as to action in another capacity while holding such office.

IN WITNESS WHEREOF, this declaration of trust has been executed on this 6th day of March 2025, by the undersigned trustee, who acknowledges that this document is his act, that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

/s/ Micah Goodman
Name: Micah Goodman